OPTION AND RIGHT OF FIRST REFUSAL AGREEMENT


    This OPTION AND RIGHT OF FIRST REFUSAL AGREEMENT ("Agreement") is entered into as of the 1st day of January, 1997, by and between M.R.H., L.P., a Missouri limited partnership (the "Owner") and MARY RYDER HOME, a Missouri not for profit corporation (the "Optionee").

RECITALS:

    A. The Owner owns those certain improvements consisting of forty-eight (48) residential units for low- and moderate-income tenants located in St. Louis, Missouri, and the land on which the improvements are situated, which is more particularly described on Exhibit A attached hereto and made a part hereof by this reference (together, the "Project").

    B. The Optionee is the general partner (the "General Partner") of the Owner under the Amended and Restated Agreement of Limited
Partnership of the Owner dated as of January 1, 1997 ("Partnership
Agreement").

    C. The parties desire to set forth the terms of the option and right of first refusal from the Owner to the Optionee to purchase the Project.

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
GRANT OF OPTION AND RIGHT OF FIRST REFUSAL

    The Owner hereby grants to the Optionee an option and right of first refusal to purchase the Project on the terms and conditions set forth in this Agreement. The Optionee's right to exercise the option and right of first refusal is subject to the Optionee having provided to the Owner an opinion of counsel reasonably acceptable to the Owner and to each of the Investment Limited Partner, the Special Limited Partner and the Missouri Limited Partner of the Owner (collectively, the "Limited Partners") that the exercise of the option or the right of first refusal will not cause any recapture of tax credits ("Tax Credits") to any partner of the Owner (a "Partner") allowable under
Section 42 of the Internal Revenue Code of 1986, as amended (the "Code"), that there is no default of any of the obligations of the Optionee under the Partnership Agreement, and that the Optionee is a qualified nonprofit organization or governmental agency as required for the purposes of Section 42(i)(7)(A) of the Code (an "Eligible Purchaser"). If at any time during the term of this option and right of first refusal, the Optionee is no longer the General Partner of the Owner pursuant to the terms of the Partnership Agreement, the grant of option and right of first refusal shall be null and void and shall be of no further force or effect.

ARTICLE II
TERM OF OPTION AND
RIGHT OF FIRST REFUSAL

    The term of the option and right of first refusal shall commence one day after Owner completes its 15-year "compliance period" under
Section 42(i)(1) of the Code, so that the term of the option and right of first refusal is expected to commence on January 1, 2012; and the term of the option and right of first refusal shall expire on January 1, 2013.

ARTICLE III
MANNER OF EXERCISING OPTION AND RIGHT OF FIRST REFUSAL

    3.1 The Optionee shall exercise its option by delivering to the Owner, with a copy to the Limited Partners as required under
Article VII, during the option term, written notice of the exercise. The notice of exercise shall state that the option is exercised without condition or qualification.

    3.2 If, during the term of its right of first refusal, 1) the Owner receives a bona fide third party offer (an "Offer") to purchase the Project at a price not less than the minimum purchase price under
Section 42(i)(7)(B) of the Code (the "Statutory Purchase Price"); 2) the Owner determines that it is in the best interest of the Owner to sell the Project upon the terms set forth in the Offer; and 3) the Owner provides to the Optionee a notification in writing of the Offer (an "Offer Notification"), and the Owner's determination to sell, the Optionee shall then have the option, if the Optionee is then an Eligible Purchaser, to thereupon exercise its right of first refusal within ten
(10) days of receiving the Offer Notification upon the precise terms set forth in the Offer, except that the price to be paid by the Optionee shall be the Statutory Purchase Price. If the Optionee does not so exercise its right of first refusal, then the Owner may proceed to sell the Project to the maker of the Offer pursuant to the terms set forth in the Offer and this Agreement shall terminate.

    3.3 At any time during the term of the right of first refusal, the General Partner shall have the right to solicit bids for the sale of the Project, and any bona fide bid from a third party in connection with such solicitation can constitute an Offer which triggers the right of first refusal.

    3.4 Notwithstanding the foregoing, it shall be a requirement that upon any exercise of the option or the right of first refusal that, in addition to the purchase price for the Property being paid, all accrued but unpaid fees or other debts or obligations owed by the Owner or the Optionee to any Limited Partner or Affiliate of a Limited Partner be paid in full (whether through the proceeds of an additional Capital Contribution by the Optionee to the Owner or otherwise); neither the option nor the right of first refusal shall close without the payment in full of all such amounts.



ARTICLE IV
OPTION PURCHASE PRICE

    4.1 The purchase price for the Project under the option shall be the greater of (a) the Fair Market Value, or (b) the Statutory Purchase Price; provided, however, that if prior to exercise of the option
(1) the Internal Revenue Service (the "Service") shall have published an applicable regulation or revenue ruling (the applicability of such a regulation or ruling being determined in its judgment by tax counsel to the Investment Limited Partner), (2) the Service shall have issued an applicable private letter ruling to the Owner (the applicability of such a ruling being determined in its judgment by tax counsel to the Investment Limited Partner), or (3) tax counsel to the Investment Limited Partner or counsel to the Optionee acceptable to the Investment Limited Partner shall have issued an opinion letter, in the applicable situation (clause (1), (2) or (3)) concluding that property of the nature and use of the Project may be sold under the option described in this Agreement at the Statutory Purchase Price, even though such a price may be less than the fair market value of the Project, without adversely affecting the Tax Credits or deductions that would otherwise be available to the Limited Partners, then the option price shall be equal to the Statutory Purchase Price.

    4.2 The Fair Market Value of the Project shall refer to the fair market value of the Project at the time of the exercise of the option and shall be determined as follows: The Special Limited Partner, on behalf of the Owner, and the Optionee shall select a mutually acceptable appraiser who shall determine the fair market value of the Project. In the event the parties are unable to agree upon an appraiser, the Special Limited Partner, on behalf of the Owner, and the Optionee shall each select an appraiser. If the difference between the two appraisals is within ten per cent (10%) of the lower of the two appraisals, then the Fair Market Value shall be the average of the two appraisals. If the difference between the two appraisals is greater than ten per cent (10%) of the lower of the two appraisals and at least one of the appraisals exceeds the Statutory Purchase Price, then the two appraisers shall jointly select a third appraiser. If the two appraisers are unable jointly to select a third appraiser, then the appointment of the third appraiser shall be made by the then President of the St. Louis, Missouri, Chapter of the American Arbitration Association or his or her designee. If the third appraisal is less than either of the first two, then the Fair Market Value shall be the average of the two lowest appraisals. If the third appraisal is greater than the first two, then the Fair Market Value shall be the average of the two highest appraisals. If the third appraisal falls between the previous two appraisals, the Fair Market Value shall be the value established by the third appraisal. The Owner and the Optionee shall share the cost equally of any appraiser jointly selected or shall pay the costs of the appraiser they each select and shall share the cost equally of any third appraiser. Any appraiser selected pursuant to this section shall be an MAI appraiser with at least five years of relevant experience. The appraisals shall take into account any requirements that the Project remain dedicated for the use of low-income households pursuant to any restrictions under any loan agreements, regulatory agreements, or otherwise and shall take into account any tax benefits or other subsidy or financing benefits available to projects providing affordable housing in a manner similar to the Project. Notwithstanding the foregoing, however, in no event shall the Fair Market Value be less than $1,000.

    4.3 The Optionee shall pay the purchase price in immediately available funds at the closing. However, in lieu of paying the purchase price in cash at closing, Optionee may assume any outstanding debts secured by deeds of trust or mortgages on the Project and any other obligations of Owner, provided that any holder of such underlying obligation consents to the assumption, with the balance of the purchase price, if any, being payable in immediately available funds.

ARTICLE V
COMPLETION OF SALE

    5.1 The sale of the Project shall close no later than one hundred twenty (120) days after the Owner's receipt of the Optionee's written notice of exercise of the option, at which time the purchase price shall be payable as set forth in Section 4.3. At or before the closing, the Optionee shall obtain the consent to the sale from the Missouri Housing Development Commission, or the successor thereto as the Tax Credit allocating agency for the State or Missouri, and from the holders of any mortgages or deeds of trust on the Project, if required.

    5.2 The Owner shall convey the Project to the Optionee in an "as is" condition without representation or warranty.

ARTICLE VI
QUITCLAIM DEED ON TERMINATION OF OPTION
AND RIGHT OF FIRST REFUSAL

    Upon termination of its rights pursuant to Article I or Article II of this Agreement, the Optionee agrees, upon the Owner's request, to execute and deliver a quitclaim deed to the Owner within thirty (30) days after said termination and to execute, acknowledge, and deliver any other documents required by the Owner's title insurance company to remove the cloud of this Agreement from the Owner's title to the Project.

ARTICLE VII
NOTICES

    Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be personally delivered, including but not limited to overnight delivery, or deposited in the U.S. mail, certified, return receipt requested, first class and postage prepaid, addressed to each party at the following addresses or such other address as may be designated by a notice pursuant to this
Article VII:

If intended for the Owner, shall be addressed to:

    M.R.H., L.P.
    4361 Olive Street
    St. Louis, MO 63108

with a copy to the Investment and the Special Limited Partners at the following address:

    c/o Boston Capital Partners, Inc.
    One Boston Place
    Boston, MA 02108-4406

with a copy to the Missouri Limited Partner at the following address:

    Midwest Capital Corporation
    11000 South Airport Drive
    P.O. Box 7688
    Building No. 1, South Wing
    Columbia, MO 65205

and, if intended for the Optionee, shall be addressed to:

    Mary Ryder Home
    4361 Olive Street
    St. Louis, MO 63108

    Any notice provided in accordance with this Article VII shall be deemed to have been given on the delivery date or the date that delivery is refused by the addressee, as shown on the return receipt.

ARTICLE VIII
ATTORNEY FEES

    In the event of any action, arbitration, or proceeding at law or in equity to enforce any provision of this Agreement or to protect or establish any right or remedy of any party hereunder, the unsuccessful party to the litigation shall pay to the prevailing party all costs and expenses, including reasonable attorney fees incurred therein by the prevailing party, and if the prevailing party recovers judgment in any action, proceeding, or arbitration, the costs, expenses, and attorney fees shall be included in and as a part of the judgment.

ARTICLE IX
ARBITRATION

    Any party hereto that becomes involved in any controversy relating to this Agreement may require that all disputes, claims, counterclaims, and defenses ("Claims") relating in any way to this Agreement or any transaction of which this Agreement is a part (the "Transaction") be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and Title 9 of the U.S. Code; provided that such arbitration need not be conducted under the jurisdiction of the American Arbitration Association. All Claims will be subject to the statutes of limitations applicable if they were litigated.

    If arbitration occurs, one neutral arbitrator will decide all issues unless any party's claim is $100,000 or more, in which case three neutral arbitrators will decide all issues. In the event the parties cannot mutually agree upon an arbitrator or arbitrators, then the rules for selecting an arbitrator or arbitration service under the Commercial Arbitration Rules of the American Arbitration Association and Title 9 of the U.S. Code shall apply. All arbitrators will be active Missouri State Bar members in good standing. All arbitration hearings will be held in St. Louis, Missouri. In addition to all other powers, the arbitrator(s) shall have the exclusive right to determine all issues of arbitrability. Judgment on any arbitration award may be entered in any court with jurisdiction.

    If any party institutes any judicial proceeding relating to the Transaction, such action shall not be a waiver of the right to submit any Claim to arbitration. In addition, all parties have the right before, during, and after any arbitration to exercise any number of the following remedies, in any order or concurrently: (i) setoff,
(ii) self-help repossession, (iii) judicial or nonjudicial foreclosure against real or personal property collateral, or (iv) provisional remedies, including injunction, appointment of receiver, attachment, claim and delivery, and replevin.

ARTICLE X
MISCELLANEOUS

    (a) Each party hereby agrees to indemnify the other party from and against any real estate brokerage commissions or similar obligations incurred by the indemnifying party as a result of the negotiations or exercise of this option.

    (b) The rights and obligations of the Owner and the Optionee under this Agreement shall inure to the benefit of, and bind, their respective successors and assigns.

    (c) The captions used herein are for convenience of reference only and are not part of this Agreement and do not in any way limit or amplify the terms and provisions hereof.

    (d) Time is of the essence of each and all of the agreements, covenants, and conditions of this Agreement.

    (e) This Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri.

    (f) This Agreement constitutes the entire agreement between the Owner and the Optionee with respect to the subject matter hereof and supersedes all prior offers and negotiations, oral and written. This Agreement may not be amended or modified in any respect whatsoever except by an instrument in writing signed by Owner and Optionee, and after receiving the prior written consent of the Special Limited Partner.

    (g) All capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Partnership
Agreement.

    IN WITNESS WHEREOF, the Owner and the Optionee have executed this Agreement as of the date first above written.

OWNER:

M.R.H., L.P.

By: Mary Ryder Home,
     its general partner

    By:/s/Catherine A. Jones
         Catherine A. Jones,
         Assistant Director


OPTIONEE:

MARY RYDER HOME

By: /s/ Catherine A. Jones
    Catherine A. Jones,
    Assistant Director







State of Missouri       )
                   )SS.
City of St. Louis  )

    On this 31st day of January, 1997, before me, the undersigned, a Notary Public in and for said state, personally appeared Catherine A. Jones, personally known to me or proved to me on the basis of satisfactory evidence to be the duly authorized Assistant Director of Mary Ryder Home, the general partner of M.R.H., L.P., and acknowledged to me that said corporation executed the same as such partner and that such limited partnership executed the within instrument.

                             WITNESS my hand and official seal.




         ___________________________________
                                  Notary Public in and for said state


State of Missouri       )
                   )SS.
City of St. Louis       )

    On this 31st day of January, 1997, before me, the undersigned, a Notary Public in and for said state, personally appeared Catherine A. Jones, personally known to me or proved to me on the basis of satisfactory evidence to be the duly authorized Assistant Director of Mary Ryder Home and acknowledged to me that said corporation executed the within instrument.

    WITNESS my hand and official seal.




    ___________________________________
                                  Notary Public in and for said state



EXHIBIT A

The land located at 4361 Olive Street in the City of St. Louis, State of Missouri and which is legally described as follows:

A tract of land in Block 4582 of the City of St. Louis being the same tract of land shown on the "LOT BOUNDARY ADJUSTMENT PLAT" recorded in Plat Book 66 page 48 of the City of St. Louis Records and being more particularly described as follows: Beginning at a point on the North line of Olive Street, 60 feet wide, distant 117.00 feet East of its intersection with the East line of Newstead Avenue, 60 feet wide; thence along a line parallel to the East line of Newstead Avenue North 30 degrees 50 minutes 30 seconds East a distance of 152.50 feet to the South line of an alley, 20 feet wide; thence along the South line of said alley South 59 degrees 12 minutes East a distance of 344.13 feet to a point distant 345.30 feet West of the West line of Pendleton Avenue, 60 feet wide; thence leaving said South line South 30 degrees 48 minutes West a distance of 152.50 feet to the North line of Olive Street; thence along the North line of Olive Street North 59 degrees 12 minutes West a distance of 344.25 feet to the point of beginning, containing 1.205 acres more or less.